                                                                  EXHIBIT (2)1.


                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT (this "Agreement") dated as of December 2, 1998 by and between INTERMET CORPORATION, a Georgia corporation, (the "Buyer") and QUADION CORPORATION, a Minnesota corporation, (the "Seller").


                                    RECITALS:

         WHEREAS, the Seller desires to sell to the Buyer substantially all of the assets and properties used in the Business;

         WHEREAS, the Buyer desires to purchase from the Seller such assets and properties of the Seller, pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. As used herein, the following terms have the following meanings:

         "Accounts Receivable" means Seller's accounts receivable related to the Business.

         "Adjusted Net Worth" means the net worth of the Division calculated in the manner set forth in Schedule 1.1(a).

         "Closing Approvals" means those approvals and consents to be obtained prior to Closing as designated on Schedule 4.1(d) and Section 5.6 of the Disclosure Schedule.

         "Contracts" means all of Seller's personal property leases and other agreements, supply agreements, licenses, purchase orders from customers, purchase orders to suppliers, contracts and commitments related to the Business, including without limitation, the leases, agreements, contracts and commitments relating to or necessary to the conduct and operation of the Business set forth on Schedule 1.1(b) attached hereto in existence on the Closing Date.

         "Business" means all of the business, products, support and services of the division of the Seller directly related to the design, development, manufacture, marketing, sale and distribution of precision engineered, close tolerance, aluminum die castings.

         "Division" means the Tool Products division of Seller which conducts the Business.
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         "Environmental Laws" means any statute, rule, regulation, ordinance, order, code, standard, and any judicial or administrative interpretation thereof, and any judicial or administrative order, judgment or decree pertaining to (a) the protection of health, safety and the indoor or outdoor environment (including industrial hygiene), (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, control, investigation, evaluation, labeling, testing, remediation or handling of, or exposure to any Hazardous Materials, (e) pollution (including and release or threatened release to air, land, surface or ground water) and includes without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251, et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.) and the Clean Water Act, as amended (33 U.S.C. Sections 1251, et seq.).

         "GE Debt" means the promissory notes to General Electric Capital Corporation and The Fifth Third Leasing Company set forth on Schedule 4.1(e) hereto.

         "Hazardous Materials" means any substance designated, defined or determined to be hazardous or toxic under any Environmental Law, including but not limited to asbestos, solvents, pollutants, chemicals, flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials or toxic materials, substances, or wastes, or polychlorinated biphenyls.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended to date.

         "Inventory" means all inventory, work in progress, raw materials, finished products, supplies, packaging and shipping containers and materials of the Seller (on-site, off-site and consigned) used in the Business.

         "Jackson Lease" means the Lease Agreement dated as of January 1, 1989 between the Industrial Development Board of the City of Jackson (Tennessee) and Quadion Corporation and related documentation, including The Indenture of Trust dated as of January 1, 1989, between the Industrial Development Board of the City of Jackson (Tennessee) and U.S. Bank Trust National Association, formerly known as First Trust National Association and the Remarketing Agreement with FBS Capital Markets Group dated as of January 1, 1989 and any document which creates a security interest in the assets of Seller.

         "Knowledge" or "best knowledge" or the like, when used with respect to the Seller, means the actual knowledge, after due inquiry, of Robert W. Carlson, Jr., Charles Schmidt,





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James R. Lande, Donald C. Pyatt, Gerald A. Thurk, Steve Grotkin, Dave Twomey,
Gregg Peterson, Richard Kulla and Bobby Fulgham.

         "Permitted Encumbrances" means any encumbrance set forth on Schedule 1.1(c).

         "Permitted Liens" means the liens set forth on Schedule 1.1(d), liens for taxes or governmental assessments, charges or claims the payment of which is not yet due, liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount and being contested in good faith, and liens constituting or securing executory obligations under any lease. Permitted Liens shall also include Permitted Encumbrances.

         "Post-Closing Tax Period" means any tax period (or portion thereof) ending after the Closing Date.

         "Pre-Closing Tax Period" means any tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "Tool Crib Inventory" means those items listed on the Tool Crib Inventory list as of September 25, 1998 provided to Buyer, with changes in the ordinary course of business through the date of Closing.

         "US Real Property" means the Seller's real property related to the Business located in Jackson, Tennessee, and New Hope, Minnesota excluding the Winettka lease. Unless the context otherwise requires, references to the Jackson, Tennessee real property means a reference to the leasehold interest created by the Jackson Lease.

         1.2 Index of Other Defined Terms. In addition to terms defined above, the following terms shall have the respective meanings given to them in the Sections set forth below:

             Defined Term                                Section
             ------------                                -------

             Aggregate Consideration                        3.1
             Agreement                                   Preamble
             Assets                                         2.1
             Assumed Liabilities                            4.1
             Basket                                        10.3
             Benefit Plan                                   5.21
             Buyer                                       Preamble
             Cap                                           10.3
             Claims                                        10.1
             Closing                                        8.1
             Closing Balance Sheet                          3.2
             Closing Date                                   8.1
             Closing Date Statement                         3.2



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             Code                                           3.3
             Confidential Information                       7.14
             Customers                                      5.18
             Disclose                                       7.12
             Disclosure Schedule                            5.1
             Drop Dead Date                                11.1(d)
             ERISA                                          5.21
             Excluded Assets                                2.2
             Excluded Records                               2.1(j)
             Financial Information                          5.8
             Incremental Tax Amount                         3.3
             Information                                    7.12
             Notice of Dispute                              9.1
             Plan                                           5.21
             Property Laws                                  5.29
             Purchase Price                                 3.1
             Seller                                      Preamble
             Statement of Objections                        3.2
             Transferred Employees                          7.6
             Vendors                                        5.18


                                   ARTICLE II
                               TRANSFER OF ASSETS

         2.1 Purchase and Sale of Assets. At the Closing and on the Closing Date, on the terms and conditions set forth herein, the Seller shall sell, assign, transfer and deliver to the Buyer and the Buyer shall purchase from the Seller, all of the Assets, free and clear of all liens, encumbrances, security interests, options, pledges of any kind whatsoever, except for Permitted Liens and Permitted Encumbrances other than the Excluded Assets. The assets, properties and rights to be sold by the Seller and purchased by the Buyer under this Agreement (collectively, the "Assets") are:

             a. the US Real Property;

             b. the Accounts Receivable as set forth on a listing delivered by Seller at Closing and reasonably acceptable to Buyer;

             c. the Inventory as set forth on a listing delivered by Seller at Closing and reasonably acceptable to Buyer;

             d. all machinery, equipment, furniture, fixtures, vehicles, computer hardware and software and other personal property of the Seller used in the Business set forth on Schedule 2.1(d) attached hereto;

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             e. all of the following items used by the Seller in the conduct and operation of the Business: (i) customer and contact lists, including names, addresses and telephone numbers, (ii) sales, product and promotional data, catalogs, brochures, literature, forms, mailing lists, art work, photographs and advertising materials, (iii) vendor lists, including names, addresses and the names of their representatives, (iv) product specifications and plans and drawings related thereto, and (v) trade secrets, technical information and technical know-how;

             f. all of the prepaid expenses, deposits and credits and other current assets relating to the Business set forth in Schedule 2.1(f) hereto;

             g. subject to the provisions of Section 2.4 below, all of the Seller's rights under the Contracts;

             h. all backlog, orders, contracts and commitments for the sale of products sold by the Business;

             i. subject to the provisions of Section 2.4 below, all permits, approvals, qualifications, and the like issued by any government or governmental unit, agency, board, body, or instrumentality, whether foreign, federal, state, local or otherwise relating to or necessary to the conduct and operation of the Business set forth on Schedule 2.1(i) which by their express terms are assignable;

             j. all business records relating to the Business (but excluding any records which relate in whole or part to Seller's other businesses, any tax analysis and workpapers and core corporate records, including minute books of Seller's Board of Directors and Shareholders, (the "Excluded Records"));

             k. all rights of the Seller under express or implied warranties from the manufacturers or suppliers of the Assets to the extent such rights are transferable (but excluding such rights insofar as the same pertain to liabilities retained by the Seller hereunder);

             l. the Tool Crib Inventory in existence at the Closing Date; and

             m. except as specifically provided in Schedule 2.2, all other assets, properties, claims, rights and interests of the Seller which directly relate to the Business (excluding Quadion corporate level assets) and exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

         2.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the items set forth on Schedule 2.2 attached hereto (the "Excluded Assets").

         2.3 Instruments of Transfer and Assignment. On the Closing Date the Seller shall deliver or cause to be delivered to the Buyer duly executed bills of sale, deeds (which, with respect to the US Real Property in New Hope, shall be a general warranty deed), licenses and such other instruments of transfer and assignment as may be necessary to vest in the Buyer,



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subject to Section 2.4 and the Assumed Liabilities, good and valid title to, and all of the Seller's right, title and interest in and to, the Assets, free and clear of all liens, encumbrances, options and pledges of any kind other than Permitted Liens and Permitted Encumbrances, which bills of sale, deeds, licenses and other instruments of transfer and assignment shall be in form and substance reasonably satisfactory to the Buyer. All taxes in the nature of sales, transfer or conveyance taxes imposed by any federal, foreign, state or local government upon the purchase and sale of the Assets or otherwise upon the transactions contemplated hereby shall be paid by the Seller.

         2.4 Consents to Assignments. Nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any permit, contract or other agreement to which the Seller is a party, if the attempted assignment thereof without the consent of the other party to such permit, contract or other agreement would constitute a breach thereof or affect in any way the rights of the Seller thereunder. If any such consent shall not be obtained at or prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect the Seller's rights thereunder, the Seller shall cooperate in any arrangement the Buyer may reasonably request (provided that the payment of money to any party shall not be required) to provide for the Buyer the benefits under such permit, contract or other agreement. Seller will use reasonable efforts prior to the Closing to transfer to Buyer all required registrations, permits, licenses and authorizations, and in the case of pending applications, will use reasonable efforts to amend such applications to show that Buyer is the applicant. Seller will cooperate fully with Buyer (and after the Closing, at Buyer's expense) in order to transfer such required registrations, permits, licenses and authorizations, or to obtain new ones, as the case may be, as required, and Seller will cooperate with Buyer in preparing (and after the Closing, at Buyer's expense) and executing any and all documents necessary to obtain any of such required registrations, permits, licenses and authorizations.



                                   ARTICLE III
                                 PURCHASE PRICE

         3.1 Purchase Price. Subject to the adjustment provided for in Section
3.2 below, Buyer agrees to pay, and Seller agrees to accept as the purchase price for the Assets (a) the sum of One Million Three Hundred Fifty Three Thousand Dollars ($1,353,000) for Seller's Tool Crib Inventory and the sum of Fifty-Seven Million Six Hundred Thirty-Five Thousand Dollars ($57,635,000) with respect to the other Assets (such payments are collectively referred to as the "Purchase Price"), in each case by wire transfer of immediately available funds to an account as the Seller may designate, plus (b) the assumption and payment of the Assumed Liabilities (the sum of the Purchase Price plus the Assumed Liabilities is referred to as the "Aggregate Consideration").

         3.2 Purchase Price Adjustment.

         (a) Not more than forty-five (45) days following the Closing Date the Seller shall prepare and deliver to Buyer a calculation of the Adjusted Net Worth as of the Closing Date (the



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"Closing Balance Sheet"), together with a statement by Seller of the difference between the Adjusted Net Worth at September 25, 1998 as shown on Schedule 1.1(a) hereto and the Adjusted Net Worth as shown on the Closing Balance Sheet (together with the Closing Balance Sheet, the "Closing Date Statement").

         (b) Upon receipt of the Closing Date Statement, Buyer (and at Buyer's expense, its independent certified public accountants) shall be permitted during the succeeding thirty (30) day period to examine, and Seller shall make available, the books and records relied upon by Seller in preparing the Closing Balance Sheet and the Closing Date Statement. As promptly as practicable, and in no event later than the last day of such thirty (30) day period, Buyer shall either inform Seller in writing that the Closing Date Statement is acceptable, or object to the Closing Date Statement by delivering to Seller a written statement setting forth a specific description of Buyer's objections to the Closing Date Statement (the "Statement of Objections") and Buyer's calculation of any disputed amounts.

         (c) If Buyer shall fail to deliver its Statement of Objections as set forth above within such thirty (30) day period, then the Closing Date Statement shall be deemed to have been accepted by Buyer. If a Statement of Objections is delivered, Buyer and Seller shall attempt in good faith to resolve any dispute within fifteen (15) days. If Seller and Buyer are unable to resolve the dispute within such fifteen (15) days, Buyer and Seller shall engage the Chicago office of a "Big 5" accounting firm reasonably acceptable to Buyer and Seller to resolve any unresolved objections. The fees of such firm shall be paid by Seller if Buyer's calculation of disputed amounts as set forth in the Statement of Objections is closer to such accountant's final determination than Seller's determination, and otherwise such fees shall be paid by Buyer. Such firm's resolution of the dispute shall be conclusive and binding upon the parties and non-appealable and shall not be subject to further review under the dispute resolution provisions of Article IX.

         (d) If the Adjusted Net Worth as shown on the Closing Balance Sheet exceeds the Adjusted Net Worth at September 25, 1998 as shown on Schedule 1.1(a) hereto, Buyer shall pay Seller the difference between the Adjusted Net Worth as shown on the Closing Balance Sheet and the Adjusted Net Worth at September 25, 1998 as shown on Schedule 1.1(a) hereto. If the Adjusted Net Worth at September 25, 1998 as shown on Schedule 1.1(a) hereto exceeds the Adjusted Net Worth as shown on the Closing Balance Sheet, then Seller shall pay Buyer the difference between the Adjusted Net Worth at September 25, 1998 as shown on Schedule 1.1(a) hereto and the Adjusted Net Worth as shown on the Closing Balance Sheet. The amount of any payment hereunder shall be increased by an interest factor, equal to the reference rate publicly announced by U.S. Bank (or other major financial institution agreed to by the parties) on the Closing Date. Such interest shall accrue from the Closing Date through and including the date such payment is made, with such prime rate being compounded annually. Such payments shall be made in immediately available funds within five (5) days after deemed acceptance of or resolution of disputes related to the Closing Date Statement.

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         3.3 Allocation of Aggregate Consideration. The Buyer and the Seller
shall each file with its federal income tax return for the tax year in which the Closing Date occurs, in accordance with Section 1060 of the Internal Revenue Code of 1986 (the "Code"), an Asset Allocation Statement on Form 8594, allocating to the Assets transferred on the Closing Date an amount equal to the Seller's tax basis of such assets on the Closing Date. The allocation shall be consistent with any statement of value set forth in the deeds to the US Real Property. Each party agrees not to assert, in connection with any tax return, tax audit or other similar proceeding, any allocation of the Aggregate Consideration which differs from the allocation set forth herein.


                                   ARTICLE IV
                            ASSUMPTION OF LIABILITIES

         4.1 Assumption. The Buyer is not assuming or agreeing to assume or discharge any liability or obligation of the Seller whatsoever, whether now existing or hereafter incurred, including without limitation, any liability or obligation relating to the Assets or the sale thereof, excepting only the following (the "Assumed Liabilities") for which Buyer agrees to be solely responsible:

             a. those liabilities and obligations of the Seller related to future performance to be discharged or performed after the Closing Date under the Contracts (other than those designated as not being transferred to Buyer on Section 5.16 of the Disclosure Schedule);

             b. all accounts payable related to the Business, which will be set forth on a payables schedule delivered by Seller to Buyer at the Closing;

             c. all obligations relating to contractual warranty commitments related to the Business, including any such contractual commitments for products sold or manufactured prior to the Closing Date;

             d. all liability for leases and equipment leases set forth on
Schedule 4.1(d) which are related to the Business; and

             e. those liabilities and obligations of the Seller related to the Business set forth on Schedule 4.1(e).

         Except as otherwise provided in this Agreement, Buyer will not assume, and Seller will continue to be responsible for, and will pay, satisfy and perform all claims, demands, liabilities and obligations of Seller of any kind, whether fixed or contingent, known or unknown, and whether existing as of the Closing Date or arising thereafter, arising out of events, transactions or facts that have occurred, arisen or existed on or prior to the Closing Date (including the manufacture or shipment of goods), or Seller's ownership and operation of the Business prior to the Closing Date. Without limiting the generality of the foregoing, Buyer will not assume any obligation or liability related to (i) the property formerly owned and operated by the Division in



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Addison, Illinois or (ii) any Contract not being transferred to Buyer as set forth on Section 5.16 of the Disclosure Schedule.


                                    ARTICLE V
                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
                                   THE SELLER

         The Seller hereby represents and warrants to and agrees with the Buyer as follows, all of which representations, warranties and agreements are made as of the date of this Agreement and as of the Closing Date:

         5.1 Disclosure Schedule. The disclosure schedule attached hereto as
Schedule 5.1 hereto (the "Disclosure Schedule") is divided into sections which correspond to the Sections of this Agreement. Any item on the Disclosure Schedule shall be considered an exception to all representations and warranties even if not specifically cross referenced or referred to herein.

         5.2 Organization, Good Standing, Power, Etc. The Seller is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Seller is qualified to do business and is in good standing in each jurisdiction in which the character and location of the assets or the nature of the Business transacted by the Seller makes such qualification necessary or the failure to qualify would have a material adverse effect on the business, operations or financial condition of the Business. The Seller has all the requisite corporate power and authority to own or lease and operate the Assets and the Business and carry on the Business and to consummate the transactions contemplated hereby.

         5.3 Articles of Incorporation and Bylaws. The Seller has furnished the Buyer with (a) the Articles of Incorporation of the Seller, as amended to date and (b) the Bylaws of the Seller, as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect.

         5.4 Other Information. None of the information and documents which have been or may be furnished by the Seller or any representatives of the Seller to the Buyer, or any of their representatives in connection with the transactions contemplated hereby, or in or pursuant to this Agreement, or in connection with the Buyer's and its representative's review of the Business of Seller, is or will be, materially false or misleading.

         5.5 Authorization of Agreement. The execution, delivery and performance of this Agreement by the Seller and consummation of the transactions contemplated hereby have been duly and effectively authorized by the Board of Directors of the Seller and no other corporate proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms.

         5.6 Effect of Agreement, Etc. Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller and consummation by



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Seller of the transactions contemplated hereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which the Seller is subject, (b) violate any judgment, order, writ or decree of any court applicable to the Seller, (c) have any material effect on, or be a material violation of, any of the permits, licenses, orders or approvals relating to the Business or the ability of the Buyer to make use of such permits, licenses, orders or approvals, or (d) result in a breach of or conflict with any term, covenant, condition or provision of, result in a modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, restriction, charge or encumbrance upon any of the Assets (other than Permitted Liens and the Assumed Liabilities) pursuant to any Articles of Incorporation, Bylaws, organizational documents, commitment, contract or other agreement or instrument to which the Seller is a party or by which any of the Assets is or may be bound or affected or from which the Seller derives benefit with respect to the Business.

         5.7 Consents and Approvals. Except as set forth on the Disclosure Schedule, no permit, application, notice, transfer, consent, approval, order, qualification, waiver from, or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby and no consent of or notice to any third party is required to consummate any of the transactions contemplated hereby.

         5.8 Financial Information. The unaudited balance sheets of the Division as of the last Friday in September of 1998, 1997 and 1996 and the unaudited income statements for the annual periods then ended are attached to the Disclosure Schedule (the "Financial Information"). Except as set forth on the Disclosure Schedule, the Financial Information (a) is in accordance with the books and records of the Seller, (b) presents fairly in all material respects the operations and financial condition of the Division for the periods and as of the dates indicated, and (c) was prepared in accordance with generally accepted accounting principles consistently applied (except for the omission of footnotes).

         5.9 No Undisclosed Liabilities, Claims, Etc. Except as set forth on the Disclosure Schedule, the Seller has no outstanding liabilities or obligations, whether accrued, absolute, contingent or otherwise, relating to the Business, except (i) to the extent reflected or taken into account in determining net worth in the most recent balance sheet included in the Financial Information and required to be accrued under generally accepted accounting principles consistently applied; (ii) to the extent specifically set forth in or incorporated by express reference in the Disclosure Schedule or any of the other schedules attached hereto; (iii) normal liabilities incurred in the ordinary course of business since the date of the most recent interim Financial Information of a type and in an amount consistent with the liabilities set forth in the Financial Information and not inconsistent with Section 5.15 hereof, and
(iv) the Contracts. It is expressly agreed that Buyer shall have no claim for breach of the foregoing warranty related to an undisclosed liability which is not assumed by Buyer under Section 4.1.

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         5.10 Product Warranties. The amounts reflected as warranty reserves are adequate to provide the amount required by generally accepted accounting principles consistently employed by Seller.

         5.11 Litigation. Except as set forth in the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or to the best of Seller's knowledge threatened, relating to or affecting the Business or any of the Assets or, with respect to any employment matter, an employee, any applicant for employment, or the transactions contemplated by this Agreement. No such claim, action, suit, proceeding, arbitration, investigation or hearing will prevent the closing of this Agreement or the consummation of the transaction contemplated hereby.

         5.12 Taxes. Except as set forth in the Disclosure Schedule, (a) the Seller has prepared and filed, with the appropriate foreign, federal, state and local tax authorities, all income, excise and other tax returns required to be filed by the Seller related to the Business as of the date hereof and the Seller has paid all taxes required to be paid by Seller related to the Business, the Assets or activities conducted in connection therewith, including without limitation taxes shown on such returns to be due or which have become due pursuant to any assessments, deficiency notice, 30 day letter or similar notice received by it; (b) there are no claims pending or threatened for taxes against the Seller attributable to the Business known to the Seller in excess of the amounts reflected on the books and the Financial Information for such taxes; (c) the Seller has paid or provided adequate reserves for all federal, state and local income, profits, franchise, sales, use, occupation, property, excise or other taxes attributable to the Business of the Seller and which may have a material adverse financial effect on Buyer; and (d) no deficiencies on any of the Seller's tax returns or reports attributable to or otherwise allocable to the Business known to the Seller have been threatened in writing as of the date hereof.

         5.13 Accounts Receivable and Accounts Payable. All Accounts Receivable reflected on the Financial Information, and to be in existence on the Closing Date, represent sales actually made or leases entered into in the ordinary course of business or valid claims as to which substantial performance has been rendered. Except to the extent reserved against the Accounts Receivable and as set forth on the Disclosure Schedule, no material counterclaims or offsetting claims with respect to the Accounts Receivable are pending or, to the knowledge of the Seller, threatened. The listing of Accounts Receivable attached to the Disclosure Schedule is true and correct (including the aging thereon) as of the date of preparation and no material change has occurred since the date of preparation, except in the ordinary course of business. The accounts payable of the Seller reflected on the Financial Information and to be in existence on the Closing Date arose, or will arise, from bona fide transactions in the ordinary course of business, and all such accounts payable either have been paid, are not yet due and payable under the Seller's payment policies and procedures or are being contested by the Seller in good faith. The listing of accounts payable attached to the Disclosure Schedule provided by Seller is true and correct as of the date of preparation and no material change has occurred since that date, except in the ordinary course of business.

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         5.14 Inventory and Backlog. The Inventory is (a) except to the extent of normal scrap quantities incurred in the production process and except to the extent of reserves therefor in the Financial Information, salable or usable in the normal course of the Business, (b) at levels consistent with past practices of the Business, and (c) carried on the books of the Seller pursuant to the normal inventory valuation policies of the Seller, as reflected in the Financial Information.

         5.15 Absence of Certain Changes or Events. Except as set forth on the Disclosure Schedule, since September 25, 1998, the Seller has conducted the Business only in the ordinary course and consistent with past practices and the Seller has not with respect to the Business:

              a. suffered any damage, destruction or loss of any of the Assets, whether or not covered by insurance, in excess of Fifty Thousand Dollars ($50,000);

              b. suffered any change in its financial condition, assets, liabilities or business or suffered any other event or condition of any character which individually or in the aggregate had or has a material adverse effect on the financial condition or earnings of the Business;

              c. paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of or relating to the Business except in each case in the ordinary course of business;

              d. waived any claims or rights of substantial value of or relating to the Business, except in each case in the ordinary course of business;

              e. pledged or permitted the imposition of any lien on (other than Permitted Liens and the Assumed Liabilities) or sold, assigned, transferred or otherwise disposed of any of the Assets used in or relating to the Business, except the sale of Inventory in the ordinary course of business;

              f. made any change in any method of accounting or accounting principle or practice;

              g. except for de minimus adjustments, written up or down the value of the Inventory of the Business or determined as collectible any notes or Accounts Receivable of or arising out of the Business that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in the ordinary course of business and consistent with past practice;

              h. granted any general increase in the compensation payable or to become payable to its officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any such officer or employee, or made any bonus payments to any such officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice;

              i. lost any Customer or Vendor listed on Section 5.18 of the Disclosure Schedule;

              j. made capital commitments on behalf of or relating to the Business in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

              k. failed to maintain accounts receivable, inventory, accounts payable and other tangible capital accounts relating to the Business;

              l. incurred indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made loans or advances to any other individual, firm or corporation;

              m. conducted the Business in any manner other than in the ordinary course;

              n. agreed, whether in writing or otherwise, to take any action described in this Section 5.15.

         5.16 Contracts. Schedule 1.1(b) and 4.1(d) and Section 5.16 of the Disclosure Schedule contain a complete and accurate list of (i) all Contracts written or oral, with annual revenues for the most recently completed fiscal year in excess of $50,000 or costs for the most recently completed fiscal year in excess of $50,000, and (ii) all other Contracts, whether written or oral, that are not in the ordinary course of business, in each case entered into by the Seller related to the Business. Except as set forth on Schedule 1.1(b) or 4.1(d) or Section 5.16 of the Disclosure Schedule, (i) all of the Contracts are in full force and effect and enforceable against the other parties thereto in accordance with their terms; and (ii) no event has occurred or circumstance exists which, with the giving of notice or the lapse of time or both, would constitute a default or an event of default by the Seller under any of the Contracts, and to the Seller's knowledge no event has occurred or circumstance exists that, with the giving of notice or the lapse of time or both, would constitute a default or an event of default under any of the Contracts by any other party thereto.

         5.17 OSHA; Environmental. (a) The Seller has not received any written notice from a governmental authority that its operations and Assets have not been or are presently not in compliance with OSHA and any applicable state provisions and its Assets and operations of Seller related to the Business are in material compliance with OSHA and any applicable state law provisions.

         (b)  Except as set forth on the Disclosure Schedule:

              (i) Seller's assets and the operations of Seller related to the Business are and have been in all material respects in compliance with all applicable Environmental Laws;

              (ii) Seller has not deposited or caused to be deposited, nor has there been deposited, on, under or about any facility of the Business, including without limitation into the ambient air, surface water, groundwater, land surface, or subsurface strata, any Hazardous Materials, except in compliance with Environmental Laws;

              (iii) Seller has not used any facility owned or leased by it related to the Business to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Materials, except in compliance with applicable Environmental Laws;

              (iv) Seller has had and has obtained all required registrations, permits, licenses, and other authorizations which are required under federal, state and local laws and regulations relating to pollution or protection of the environment, including, but not limited to, all Environmental Laws and including all laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, in each case relating to the Business;

              (v) Seller has been and is in compliance in all material respects with all terms and conditions of such required registrations, permits, licenses and authorizations, and has been and is also in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, in each case relating to the Business;

              (vi) There has been and is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened relating in any way to (a) the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder, or
         (b) relating to the release into the environment by Seller of any Hazardous Materials, whether or not occurring at or on a site owned, leased or operated by Seller, in each case relating to the Business;

              (vii) Seller has timely filed all reports, obtained all required approvals, generated and maintained all required data, documentation and records required by the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder, in each case relating to the Business;

              (viii) no facility related to the Business (a) as to which Hazardous Materials generated by Seller have come to be located, stored, treated or disposed of, or (b) for which Seller is responsible and at which Hazardous Materials have been located, stored, treated or disposed of, has been placed or is proposed to be placed on the National Priorities List of hazardous waste sites, or any equivalent state list;

              (ix) Seller has provided or otherwise made available to Buyer all reports, records, data, site assessments and other documents concerning Hazardous Materials located or disposed of at any facility of Seller related to the Business, or compliance with any Environmental Law, or any other environmental subject which relates to the Business. Seller acknowledges that Buyer will rely on such information in making Buyer's environmental assessment of the Business;

              (x) All underground storage tanks at the U.S. Real Property are in a state of good condition and repair and have not leaked, nor are they presently leaking any of their contents, and have been identified, registered and operated as required by any applicable Environmental Law, or in the case of former underground storage tanks have been removed or closed as required by any applicable Environmental Law; and

              (xi) Except in connection with the assignment of permits, Seller is not required to provide a written notice of any kind to Buyer or to any environmental agency with respect to the Assets sale that is the subject of this agreement.

         5.18 Customers and Vendors. The Disclosure Schedule sets forth correct and complete lists of the customers which resulted in revenues for the Business during the most recently completed fiscal year in excess of $500,000 ("Customers") and vendors ("Vendors") of the Business during the most recently completed fiscal year which resulted in expenditures for the Business in such fiscal year in excess of $200,000. Except as set forth in the Disclosure Schedule, there are no outstanding material disputes with any Customer or Vendor listed thereon and no Customer or Vendor listed thereon has refused to continue to do business with the Seller or has stated its intention not to continue to do business with the Seller in any material respect. Since December 31, 1997, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by the Business, and, to the knowledge of the Seller, there is no current shortage or unavailability which leads it to believe that any such shortages will occur within 12 months from the date hereof.

         5.19 Books and Records. The books of account and other financial and corporate records of the Seller related to the Accounts Receivable, Inventory and fixed assets of the Business are in all material respects substantially complete and correct and are maintained in accordance with good business practices.

         5.20 Employment Matters. (a) Except as provided in the Disclosure Schedule, Seller is in material compliance with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to employees of the Business. The Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees or any taxes or penalties for failure to comply with any of the foregoing.

         (b) There are no pending and within the last five years have not been any demands for recognition of a union as collective bargaining agent for all or any part of the employees of the Business. The Seller is not a party to any collective bargaining or other labor agreement with respect to the Business and there is no unfair labor practice charge or complaint against Seller pending or threatened before the National Labor Relations Board or any other comparable authority with respect to the Business.

         5.21 Employee Benefit Plans. (a) Seller's defined contribution plan related to the Business (the "Plan") is being administered in accordance with the documents and instruments governing such Plan, and such documents and instruments are consistent with those provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted pursuant thereto ("ERISA") which are effective and operative as of the date of this Agreement. The Plan has received a favorable determination letter from the Internal Revenue Service. The Plan complies in all material respects with applicable provisions of ERISA and the Code. No "reportable event" as defined in
Section 4043(b) of ERISA has occurred with respect to the Plan. The Plan has not incurred any material accumulated funding deficiency within the meaning of
Section 302 of ERISA or Section 412 of the Code, whether or not waived, and the Seller has not incurred any material liability (including any material contingent liability to the Pension Benefit Guaranty Corporation) with respect to the Plan that is not reflected in the Financial Information in accordance with generally accepted accounting principles. Neither the Plan nor any trust created thereunder nor any trustee or administrator thereof has engaged in a prohibited transaction within the meaning of ERISA or Section 4975 of the Code. All defined benefit plans related to the Business have been terminated and Seller has no on-going liabilities or obligations with respect to such defined benefit plans. Seller has received a determination letter from the Internal Revenue Service that termination of the defined benefit plans complied with the Code. At no time has the Seller contributed to or had any employees of the Business who were covered by any multiemployer plan, as such term is defined in
Section 3(37) of ERISA, which is a defined benefit plan.

              (b) The Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in section 3(2) of ERISA), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), pension plan, severance, stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement currently maintained, contributed to or required to be maintained or contributed to by Seller for the benefit of any present or former employees of the Business or their dependents (all the foregoing being herein called "Benefit Plans"). Seller has delivered to Buyer true, complete and correct copies of (1) each Benefit Plan and related trust (or, in the case of any unwritten Benefit Plans, descriptions thereof),
(2) the most recent summary plan description for each Benefit Plan (if any such description was required), and (3) the most recent Form 5500 for each Benefit Plan, and (4) a copy of the Plan's favorable determination letter.

              (c) The Seller and its affiliates comply with the applicable requirements of Section 4980B(f) of the Code, with respect to each Benefit Plan that is a group health plan (as such term is defined in Section 5000(b)(1) of the Code).

              (d) There is no pending or, to the best of the knowledge of Seller, threatened claim, (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or related trusts.

              (e) The post-retirement health benefits currently provided by Seller to the Transferred Employees are set forth solely in the applicable benefit Plan documents and there are no contracts, commitments or other arrangements, whether written or oral, to provide any different or additional post-retirement health care benefits or others welfare or fringe benefits except as described in such plan documents. The current cost of such post-retirement health benefits is reflected in the Financial Information in accordance with generally accepted accounting principles.

         5.22 Employees. The Disclosure Schedule sets forth a complete and accurate list of all current employees (excluding temporary employees) of the Business as of the date set forth in the Disclosure Schedule, showing for each: name, hire date, current job title or description, current salary level and any bonus, commission or other remuneration calculated as set forth in the Disclosure Schedule. Except as set forth on the Disclosure Schedule, none of the employees (including leased employees) of the Business is currently on short-term or long-term disability, absence, maternity or other leave of absence.

         5.23 Defects in Products or Designs; Product Safety. Except as set forth on the Disclosure Schedule, there have been no claims of material defects in any product shipped to customers that would adversely affect the performance or quality of such product. Each product has been designed, manufactured, packaged and labeled in substantial compliance with all regulatory, engineering, industrial and other codes specified by the customer.

         5.24 Finder. There is no person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Seller other than the fees of Piper Jaffray Inc. which are payable by Seller.

         5.25 Sufficiency of Assets. Except as otherwise provided in this Agreement or the Disclosure Schedule and except for the Excluded Assets and any consent to assignment of a contract, license or permit, which is not received prior to Closing, the Assets to be transferred by the Seller at the Closing Date will include all of Seller's assets, including fixed assets, intangible assets, licenses, permits, contracts and rights that relate to, arise from, are used or held by the Seller in the operation of the Business, except for the Excluded Assets. Such assets are sufficient for the operation of the Business as presently conducted.

         5.26 Governmental Authorizations. Except as set forth on the Disclosure Schedule, the Seller has all licenses, permits or other authorizations from governmental, regulatory or administrative agencies or authorities required for the operation of the Business in the manner presently conducted, each of which will be in full force and effect on the Closing Date except to the extent failure to obtain any such license does not have a material adverse effect. A list of all such material governmental authorizations is set forth on the Disclosure Schedule.

         5.27 Compliance with Applicable Laws. Except as set forth on the Disclosure Schedule, the Seller has been, for the prior two years, is, and on the Closing Date will continue to be, in compliance in all respects with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign) having jurisdiction over, applicable to or otherwise concerning the Business, the Assets, and the products and employees of the Seller related to the Business, except to the extent any non-compliance would not have a material adverse effect.

         5.28 Title to Assets; Absence of Liens and Encumbrances, Etc.

              (a) Schedule 2.1(d) contains a summary description of all of the Seller's material fixed assets relating to the Business (other than the Real Property and the Excluded Assets). As of the Closing Date and except for the Assumed Liabilities and subject to Section 2.4, the Seller will own all right, title and interest in and to the Assets, free and clear of all liens, encumbrances, security interests, options and pledges, other than Permitted Liens.

              (b) The leases and other agreements or instruments included in the Contracts, under which the Seller holds, leases or is entitled to the use of any personal property used in the Business, are in full force and effect and all rentals, or other payments payable thereunder prior to the date hereof have been duly paid and the Seller enjoys peaceable and undisturbed possession under all such leases.

         5.29 U.S. Real Property.

              (a) Except as set forth on the Disclosure Schedule, to the best of Seller's knowledge, there are no physical or mechanical defects in any of the improvements on the U.S. Real Property which would materially impair the intended use of the U.S. Real Property, and all such improvements are in good operating condition and repair (subject to normal wear and tear);

              (b) Except as set forth on the Disclosure Schedule, the current use and operation of the U.S. Real Property are fully entitled, without restriction or conditions, and are in compliance with applicable codes, ordinances, rules, laws, regulations and requirements, including, without limitation, those applicable to subdivisions, construction of improvements, zoning, land use, public safety, and the Americans with Disabilities Act (collectively, "Property Laws"), except for such restrictions or conditions or such non-compliance as could not reasonably be expected to have a material adverse effect, and Seller has received no written notice of non-compliance with any Property Laws which has not been resolved;

              (c) There are no zoning or other land-use regulation proceedings or any change or proposed change in any applicable Property Laws, which could detrimentally affect the use or operation of the U.S. Real Property, except for such proceedings, changes or proposed changes as could not reasonably be expected to have a material adverse effect on the Business and Assets, and Seller has not received written notice of any special assessment proceedings affecting the U.S. Real Property which has not been resolved;

              (d) To the best of Seller's knowledge, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by law or for the present use and operation of the U.S. Real Property are installed to the property lines of the U.S. Real Property, are all connected and operating pursuant to valid permits, are adequate to service the U.S. Real Property and to permit compliance with all Property Laws and the present usage of the U.S. Real Property, and are connected to the U.S. Real Property by means of one or more public or private easements extending from the U.S. Real Property to one or more public streets, public rights-of-way or utility facilities;

              (e) Seller has obtained all approvals, easements and rights-of-way (and all such items are currently in full force and effect) required from private parties for the present use and operation of the U.S. Real Property and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the U.S. Real Property as required to permit the present usage of the U.S. Real Property;

              (f) Seller is the sole owner of good, marketable and insurable fee simple title (or with respect to the Jackson Lease, a leasehold interest) to the U.S. Real Property, free and clear of all liens, security interests, covenants, conditions, rights-of-way, easements and encumbrances of any kind or character whatsoever, subject only to the Permitted Encumbrances, the Assumed Liabilities as noted in the Schedules hereto and the matters shown on any commitment obtained by Buyer;

              (g) Seller has not committed nor obligated itself in any manner whatsoever to sell the U.S. Real Property, or any portion thereof, to any party other than Buyer. Seller has not hypothecated or assigned any rents or income from the U.S. Real Property, or any portion thereof, in any manner except pursuant to secured financing to be assumed or discharged at Closing.

         5.30 Personal Property. (a) Seller has a legal, valid and binding leasehold interest in all material leased personal property used in the Business.

              (b) Except as set forth in the Disclosure Schedule, all tangible personal properties and assets which are used in the Business are structurally sound and are in operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are put, except for such required routine replacement, maintenance and repair, which, if not performed, could not reasonably be expected to have a material adverse effect on the Business.

         5.31 No Infringement. To the knowledge of the Seller, none of the operations, activities, products or publications of the Business infringes or has infringed on any patent, trademark, trade name, copyright or other intellectual property right of a third party.

                                   ARTICLE VI
                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF
                                    THE BUYER

         The Buyer hereby represents, warrants and covenants to and agrees with the Seller as follows, all of which representations, warranties and agreements are made as of the date of this Agreement and, except as they may be modified by Buyer in writing prior to or in connection with the Closing, as of the Closing
Date:

         6.1 Organization, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Buyer has the corporate power to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

         6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the documents to be executed at the Closing has been duly authorized and approved by the Board of Directors of the Buyer. This Agreement is, and the documents to be executed at Closing will be, valid and binding obligation of the Buyer enforceable in accordance with its terms, except that such enforcement may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

         6.3 Approvals. Except for filings under the HSR Act, no consent or approval is required of any person or entity, private or governmental, for the execution, delivery and performance of this Agreement by the Buyer, and neither such execution, delivery or performance, nor the consummation of the transactions contemplated herein, breach any provision of the Buyer's Articles of Incorporation or Bylaws or any law, rule, regulation, judgment, order, decree, agreement, instrument or arrangement that would have a material adverse effect on the Buyer's ability to perform its obligations hereunder.

         6.4 Finder. There is no person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Buyer.

         6.5 Effect of Agreement, Etc. The execution, delivery and performance of this Agreement and the documents to be executed at the Closing by the Buyer and consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which the Buyer is subject, (b) violate any judgment, order, writ or decree of any court applicable to the Buyer, or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, the Articles of Incorporation or Bylaws of the Buyer, or any commitment, contract or other agreement or instrument to which the Buyer is a party.

         6.6 Projections. In connection with Buyer's investigation of the Business, Buyer has received from Seller certain estimates, projections, forecasts, plans, budgets and pro-forma information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, budgets and pro-forma information, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, budgets and pro-forma information furnished to it, and that Buyer will not in the absence of fraud assert any claim against Seller or its subsidiaries or affiliates or any of their respective directors, officers, employees, agents or representatives or hold any of them liable in connection with such estimates, projections, forecasts, plans, budgets and pro-forma information.

         6.7 Financial Condition. Buyer has the liquidity and financial condition to consummate the transaction without any financing (except for any financing in place or available to Buyer as of the date hereof which is not subject to any material conditions) and knows of no reason why it cannot timely consummate the transactions contemplated herein prior to the time set forth in the first sentence of Section 8.1.


                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

         7.1 Operation Of Business Prior To Closing. Between the date hereof and the earlier of the termination of this Agreement pursuant to Article XI hereof or the Closing Date:

             (a) Negative Covenants. Seller covenants and agrees with Purchaser that, except (1) as contemplated by this Agreement, or (2) with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, it shall not do any of the following with respect to the Business and the Assets:

                 (i) other than in the ordinary course of business, sell or otherwise dispose of any material Assets, cancel any debts or claims involving any person related to the Business or Assets, or pledge, assign or otherwise convey, or cause any lien to be placed upon any Asset other than Permitted Liens or the Assumed Liabilities;

                 (ii) amend its Articles of Incorporation or Bylaws in any way that could reasonably be expected to have a material adverse effect either on the Business and the Assets or on the prospects for consummating the transactions contemplated by this Agreement;

                 (iii) permit its corporate existence or any permit to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to have a material adverse effect on the Business or the Assets;

                 (iv) amend or terminate any Contract in a manner that would have a material adverse effect on the Business or the Assets (provided that Manufacturer's Representative Agreements on Schedule 1.1(b) may be renewed on identical terms);

                 (v) allow any insurance policy relating to the Business or any Asset to be amended or terminated without replacing such policy with a policy providing substantially equivalent coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

                 (vi) except as would not be material or except pursuant to any agreements disclosed in the Disclosure Schedule or for normal salary adjustments consistent with past practice, increase any benefits payable, termination pay policies or employment agreements with any employee of the Business or amend any Benefit Plans;

                 (vii) make or commit to make any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate (other than acquisition of the new Buhler); or

                 (viii) enter into any transaction, commit to enter into any transaction, or take any other action out of the ordinary course of business.

             (b) Affirmative Covenants. Seller shall use all reasonable efforts, in the ordinary course of business, to:

                 (i) maintain its assets and properties used in the Business in a manner consistent with their current state, reasonable wear and tear, damage by fire and other casualty excepted;

                 (ii) comply in all respects with all applicable laws affecting the Business, except for such noncompliance as could not reasonably be expected to have a material adverse effect on the Business and Assets;

                 (iii) pay accounts payable of the Business in accordance with Seller's past practice (other than with respect to the new Buhler); and

                 (iv) preserve its relationships with suppliers to the Business and others having business relations with the Business.

         7.2 Approvals, Consents, Etc. Each party shall use its reasonable efforts to consummate the transactions contemplated hereby prior to the time set forth in Section 8.1 and to obtain in writing prior to the Closing Date all Closing Approvals and such action as is necessary to assume the Assumed Liabilities (including taking all action necessary to obtain the consent of the other parties to the Jackson Lease and the GE Debt) and shall deliver to the other party copies of such approvals and consents in form and substance reasonably satisfactory to the other party. Buyer and Seller shall proceed diligently and in good faith to make and coordinate filings under the HSR Act as promptly as practicable (and in no event more than five business days subsequent to the execution of this Agreement) and to the extent feasible shall make such filings on the same date and each of Buyer and Seller shall request early termination of the waiting period.

         7.3 Further Assurances. After the Closing Date, the Seller shall, at the request and expense of the Buyer, execute, acknowledge and deliver to the Buyer without further consideration, all such further assignments, conveyances, endorsements, consents and other documents as the Buyer may reasonably request
(a) to transfer to and vest in the Buyer and protect its right, title and interest in, all of the Assets, (b) to aid in the collection of Accounts Receivable, (c) obtain any consent required to an assignment of a Contract or a Commitment, and (d) otherwise to consummate the transactions contemplated by this Agreement. Buyer shall take such action to further and more completely evidence the assumption and performance of the Assumed Liabilities and provide assistance in preparation of the Closing Date Statement as shall be reasonably requested by Seller.

         7.4 Access Prior to Closing. At all times prior to the Closing Date (or if earlier, the date this Agreement is terminated), the Seller shall provide the Buyer and its representatives with reasonable access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of the Seller relating to the Business in order that the Buyer may have a reasonable opportunity to make such investigation as it shall desire to make of the Business during normal business hours. It is understood that the Buyer after reasonable prior notice to Seller shall be permitted to maintain personnel on the premises of the Seller during normal business hours to observe all aspects of the operations of the Business and to confer with the Seller's management, attorneys, accountants and other third parties reasonably requested for verification of any information obtained pursuant to such observations.

         7.5 Turn Over. Seller shall promptly remit to Buyer after receipt any funds received after the Closing Date with respect to the Contracts and Assets to be transferred hereunder or any other funds remitted by customers of the Business after the Closing Date which are part of the Assets acquired hereunder.

         7.6 Seller's Employees; Retirement Benefits. (a) Prior to the Closing Date, the Buyer shall make employment offers to the employees on Section 5.22 of the Disclosure Schedule ("Transferred Employees") (except those designated as having been terminated) and such employment offer shall include comparable salaries, job responsibilities and benefits (and so that such employees shall retain their employment dates for purposes of accruing benefits under Buyer's benefit plans). Buyer shall notify Seller of its plans to comply with the preceding sentence in a timely fashion prior to the Closing and at such time provide Seller with any offer letter and other materials to be used in connection with such offer and such plans, letter and material shall be reasonably acceptable to Seller. For two years from the Closing, Buyer shall pay any Transferred Employee hired hereunder who is terminated by Buyer with a severance payment in accordance with Seller's involuntary severance policy in effect on the Closing (with any such employee receiving full credit for her or his past service with Seller).

             (b) Buyer shall initially provide the Transferred Employees with post-retirement health benefits equivalent to those provided to the Transferred Employees and their spouses and dependents under Seller's Plans in effect prior to the Closing, with such Transferred Employees receiving credit for prior service at Seller. Buyer shall indemnify Seller for any further costs Seller incurs (whether Seller would be reimbursed by insurance or not) in providing such benefits to the Transferred Employees and/or their dependents after the Closing Date.

             (c) Following the Closing, Buyer shall have the right to amend or terminate any employee benefit plan, including post-retirement health care, including changing the amount of any employer contribution or the type and level of benefits provided; provided however the indemnity in the second sentence of
Section 7.6(b) shall remain in full force and effect notwithstanding such termination.

             (d) Seller will provide notice to each Transferred Employee of his or her right to elect COBRA continuation coverage under Seller's group health plans as a result of his or her termination of employment with Seller. Seller will further provide each Transferred Employee with a certificate of creditable coverage as required by the Health Insurance Portability and Accountability Act.

         7.7 Access After the Closing. Seller shall afford Buyer reasonable access to the Excluded Assets and Excluded Records (including related computers and computer records) or core corporate records retained by Seller necessary to prepare tax returns and to review the Closing Date Statement, or Closing Balance Sheet, or operate the Business and Buyer shall afford Seller reasonable access to records acquired hereunder necessary for Seller to operate its business, to prepare its tax returns and to prepare the Closing Date Statement. After the Closing Buyer shall afford Seller reasonable access to any records acquired hereunder for legitimate business purposes.

         7.8 Taxes. (a) Cooperation. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Assets, the Assumed Liabilities and the Business as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such other documents as are necessary to carry out the intent of this Section 7.8(a).

             (b) Allocations. All property taxes (including, with respect to the Jackson property, payments in lieu of taxes) levied with respect to the U.S. Real Property and any personal property included in the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.8(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within thirty (30) days after delivery of such statement. Buyer and Seller shall cooperate prior to the Closing to agree to mutually acceptable allocations with respect to any other cost typically allocated in connection with similar real property closings.

         7.9 Environmental Matters. (a) Prior to the Closing Date, Buyer will be permitted, at its expense, to conduct or have conducted such environmental assessments, investigations and audits that it deems necessary, including Phase I or Phase II assessments.

             (b) Buyer shall provide Seller with a copy of any environmental report promptly upon receipt of same. Buyer and Seller shall keep confidential the results of such investigations except as required under any Environmental Law or by other legal process. Buyer shall repair any and all damage caused by it with respect to its inspection of the U.S. Real Property.

         7.10 Leases. Upon completion of the plant in Reynosa, Mexico and possession thereof by Seller, Seller shall sub-lease Buyer a portion of such plant by entering into a sublease with Buyer (and/or taking an assignment of Seller's interest in Tool Products Mexico S. de R.L. de C.V.) under terms and conditions as the parties may agree upon, which terms and conditions, including rent, will be substantially equivalent to those that are customary and reasonable in such leases. In the event the parties cannot agree on such terms and conditions, the dispute resolution provisions of Article IX shall apply. It is expressly understood that such agreement is not a condition to closing the transactions hereunder. Seller shall incur no liability to Buyer if such plant is not completed or if Seller does not take possession thereof in a timely fashion.

         7.11 No Solicitation. From the date hereof until the Closing Date or the date this Agreement is terminated pursuant to Article XI and except with respect to the permitted disposition of assets in the ordinary course of business, the Seller shall not, and shall ensure that each of its directors, officers, consultants, counsel, accountants, investment advisors and other such representatives and agents shall not, solicit or entertain offers from, negotiate with, or enter into any agreement with, any third party relating to the acquisition of any of the Assets, in whole or in part whether by way of asset sale, stock sale, merger, consolidation, recapitalization or any other form of transaction, other than dispositions of Inventory in the ordinary course of business.

         7.12 Confidentiality. (a) Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto or the Assets or the Business with respect to the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (who shall be bound by this Section 7.12), except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

              (b) In the event the Closing occurs, Section 7.12(a) shall have no further force and effect except with respect to any Information with respect to Seller generally (i.e., any Information provided that is not related exclusively to the Business) in the possession of Buyer.

         7.13 Seller's Name. Buyer shall use reasonable efforts to remove the name "Quadion" and any Quadion trademark from buildings, vehicles, signs, machinery, tooling, packaging, brochures and the like acquired hereunder within 60 days from the Closing. Seller will grant and convey to Buyer, without any warranty, Seller's interest in and right to use the name Tool Products.

         7.14 Non-Competition. (a) Seller acknowledges that in and as a result of its ownership of the Assets and operation of the Business, it has made use of, acquired, and/or added to confidential information of a special and unique nature deriving independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use (specifically excluding any information generally available to the public at large or disclosed by Buyer to third parties or any information disclosed because Seller has a legal obligation to make such disclosure). Such information, to the extent it relates to the Business, is hereinafter referred to as "Confidential Information" and includes, without limitation, the following information to the extent related exclusively to the Business: customers, vendors, products, systems, technical data, know-how, data files, manuals, confidential reports, the amounts paid by or to customers, licensors, licensees, and vendors, the amounts paid for products and services, and other trade secrets and information Seller knows or has reason to know, or will know or have reason to know, and that Buyer intends or expects to remain confidential. As a material inducement to Buyer to enter into this Agreement, Seller covenants and agrees that it shall not, from and after the Closing and for a period of five (5) years following the Closing Date, divulge or disclose for any purpose whatsoever any Confidential

Information except to the extent such information is or becomes generally available to the public at large or disclosed by Buyer to third parties or any information disclosed because Seller has a legal obligation to make such disclosure.

              (b) During the five (5) year period following the date of this Agreement, the Seller shall not except as may be required by law or as may be done with Buyer's written consent, directly or indirectly, either as a shareholder, member, principal, co-partner, agent, financier, lender, consultant, manager or in any other individual or representative capacity whatsoever (i) engage in any activities relating to the Business in the United States of America, (ii) solicit, serve, divert or assist any person in so soliciting, servicing or diverting any customers or vendors of Buyer or any of its affiliates to the extent such actions are related to the Business, (iii) solicit the employment of any of the employees of Seller that are employed by Buyer pursuant to this Agreement. The foregoing shall not apply to the activities of any entity of which Seller owns or beneficially owns less than 10 percent of the outstanding voting power.

              (c) This Section shall be of no force and effect in event more than fifty percent of the voting securities of Seller are acquired by a third party or after a merger (whether or not Seller is the surviving company) which results in more than 50% of the voting securities of Seller being owned by a third party, in each case if such third party is already conducting operations in the Business.

         7.15 Payroll. At the request of Buyer, Seller shall process Buyer's payroll related to the Division for a period not to exceed three months following the Closing Date. Buyer shall reimburse Seller for its out-of-pocket costs related thereto. Buyer shall use reasonable efforts to minimize the time Seller must process its payroll under this Section. Seller will use reasonable efforts to assist Buyer in transferring payroll processing to any alternative source as of or subsequent to Closing.

         7.16 Physical Inventory. Seller shall conduct a physical inventory of the tool crib concurrently with the Closing and Buyer shall be allowed to participate in and observe such inventory.


                                  ARTICLE VIII
                                     CLOSING

         8.1 Closing. The closing (the "Closing") of the transactions contemplated hereby shall occur as soon as practicable after the satisfaction or waiver of the conditions set forth in this Article VIII. The Closing will be held at the offices of Leonard, Street and Deinard, P.A., Suite 2300, 150 South Fifth Street, Minneapolis, MN 55402 at 10:00 a.m. or at such other time and place as the parties mutually agree. The parties agree to use reasonable efforts to cause the Closing to occur on December 31, 1999. The date upon which the Closing occurs is referred to herein as the "Closing Date."

         8.2 Buyer's Conditions to Closing. The obligations of the Buyer under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which conditions may be waived by the Buyer in its sole discretion:

             (a) Accuracy of Representations, Warranties and Agreements. The representations and warranties made by the Seller herein shall be true and correct on the date of this Agreement and at the Closing Date in all material respects with the same effect as though made at such time (except to the extent the Buyer shall waive the same). This condition to closing shall be deemed met notwithstanding breaches of representations and warranties which do not exceed $10,000 individually or $50,000 in the aggregate. The Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it at or prior to the Closing Date; and the Seller shall have delivered to the Buyer a certificate of its an officer certifying to such compliance and completion.

             (b) Consents and Approvals; HSR. The Buyer shall have received all Closing Approvals in form and substance reasonably satisfactory to the Buyer. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

             (c) Transfer Documents. The Seller shall have executed and delivered a bill of sale and deeds conveying the Assets to the Buyer in form reasonably satisfactory to the Buyer and its counsel and any other instrument required by Section 1.3, including assignments of contracts and leases free and clear of all encumbrances other than Permitted Liens and the Assumed Liabilities.

             (d) Motor Vehicles. The Seller shall have executed and delivered certificates of title and assignments thereof for all motor vehicles transferred to the Buyer as part of the Assets.

             (e) Assets. The Seller shall have delivered a list of the Inventory, Accounts Receivable and fixed assets as of the close of business on a date as close as practicable to the Closing Date, which list shall be reasonably satisfactory to Buyer.

             (f) Litigation. No temporary restraining order, preliminary or permanent injunction, or cease and desist order, issued by any court or governmental authority preventing the transfers contemplated hereby or the consummation of the Closing, shall be in effect at the Closing Date, and no proceeding by any court or governmental authority seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing shall be pending or threatened on the Closing Date.

             (g) Secretary's Certificate. The Buyer shall have received a certificate of the Secretary of the Seller with respect to the resolutions adopted by the Board of Directors of the Seller, as applicable, approving this Agreement and the transactions contemplated hereby.

             (h) Good Standing Certificates, Etc. The Buyer shall have received a certificate dated within five (5) days before the Closing Date from the office of the Secretary of State of Minnesota certifying that Seller is validly existing and in good standing under the laws of its state of incorporation.

             (i) Lien Search. The Seller, at its expense, shall have arranged for and the Buyer shall have received UCC search reports, reasonably satisfactory to the Buyer and its counsel, of a reputable search company indicating that there are no liens, mortgages, encumbrances, charges or other rights of third parties (other than Permitted Liens and the Assumed Liabilities and encumbrances noted in the Schedules and Exhibits hereto) of record.

             (j) Opinion of Counsel to the Seller. The Buyer shall have received the opinion of Leonard, Street and Deinard, PA, dated the Closing Date, in the form set forth in Exhibit 8.2(j).

             (k) Title Insurance. A commitment for an Owners Policy of Title Insurance on an ALTA standard form from First American Title shall have been issued to Buyer with respect to the U.S. Real Property, at Seller's expense (it being understood Buyer will pay the related premium for the policies).

             (l) Jackson Lease. Buyer shall have (i) either replaced the letter of credit issued for the account of Seller to secure Seller's obligations under the Jackson lease on terms and conditions acceptable to Buyer, and each applicable rating agency shall have affirmed that Buyer's letter of credit shall not affect the rating on the related bonds or (ii) made other arrangements with respect to the letter of credit satisfactory to Buyer.

         8.3 Seller's Conditions to Closing. The obligations of the Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived by the Seller in its sole discretion:

             (a) Accuracy of Representations, Warranties and Agreements. The representations, warranties and agreements of the Buyer herein shall be true and correct on the date of this Agreement and at the Closing Date in all material respects with the same effect as though made at such time (except to the extent the Seller waives the same); the Buyer shall have performed and complied in all material respects with all agreements, covenants, and conditions to be performed or complied with by it at or prior to the Closing Date; and the Buyer shall have delivered to the Seller a certificate of an officer dated the Closing Date certifying to such compliance and completion.

             (b) Consents and Approvals. The Seller shall have received all Closing Approvals in form and substance reasonably satisfactory to the Seller. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or be terminated.

             (c) Litigation. No temporary restraining order, preliminary or permanent injunction, or cease and desist order, issued by any court or governmental authority preventing the transfers contemplated hereby or the consummation of the Closing, shall be in effect at the Closing Date, and no proceeding by any court or governmental authority seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing shall be pending or threatened on the Closing Date.

             (d) Secretary's Certificate. The Seller shall have received a certificate of the Secretary of the Buyer with respect to the resolutions adopted by the Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby.

             (e) Opinion of Counsel to the Buyer. The Seller shall have received the opinion of Dickinson, Wright, PLLC and Kilpatrick & Cody, counsel to the Buyer, addressed to the Seller, dated at the Closing Date, in the form set forth in Exhibit 8.3(e) attached hereto.

             (f) Purchase Price. The Purchase Price shall have been paid by wire transfer to an account designated by Seller.

             (g) Assumption Agreement. An Assumption Agreement, pursuant to which the Buyer will assume all obligations of Seller under the Assumed Liabilities in the form set forth as Exhibit 8.4(g) attached hereto.

             (h) Jackson Lease. Buyer shall have either (i) replaced the letter of credit issued for the account of Seller to secure Seller's obligations under the Jackson Lease (with the letter of credit issued on behalf of Seller being returned to Seller), each applicable rating agency shall have affirmed that Buyer's letter of credit shall not affect the rating on the related bonds, and Seller shall have been released of all obligations under the Jackson Lease or
(ii) made other arrangements with respect to the letter of credit acceptable to Seller. Seller shall have been released from all future obligations under the Jackson Lease.

             (i) GE Debt. Seller shall have been released from all obligations with respect to the GE Debt.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

         9.1 Initial Meeting. In the event that there is a dispute arising out of or relating to this Agreement (other than a dispute to be resolved pursuant to Section 3.2), the parties shall attempt in good faith to resolve such disputes promptly by negotiation between the parties. Either party may give the other party written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within ten
(10) days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this Section 9.1.

         9.2 Mediation. If the dispute has not been resolved by negotiation within 30 days of the delivery of a Notice of Dispute, or if the parties have failed to meet within 10 days of the Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties shall select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

         9.3 Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement or any agreement or document in connection therewith, the breach, termination or validity thereof, or the transactions contemplated herein (including any question arising as to whether or not any dispute falls within the terms of this Section or the selection of arbitrators but excluding any dispute to be resolved pursuant to Section 3.2) if not settled by negotiation or mediation as provided in Section 9.1 and Section 9.2, shall be settled by arbitration in Chicago, Illinois, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators. Any party may initiate arbitration from and after 60 days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation or mediation. The arbitrators shall be appointed by the parties as provided by CPR Rule 5, Selection of Arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and the award rendered by the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

         9.4 Discovery. Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the initiation of arbitration.

         9.5 Expeditious Proceedings. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 9.5 shall not be a basis for challenging the award.

         9.6 Attorneys' Fees. The arbitrators may instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party, but only for the prevailing party that shall have complied with the provisions of Sections 9.1 and Section 9.2 above. In the absence of such instruction, each party shall be instructed to bear its own costs and to pay its proportionate share of the fees and expenses of the arbitrators.

         9.7 Equitable Relief. Nothing herein shall be construed to prevent any party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration pursuant to this Article IX.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Indemnification by Seller. The Seller covenants and agrees with the Buyer that it shall indemnify the Buyer and its directors, and officers, and their successors, heirs and legal representatives and hold them harmless from, against and in respect of any and all costs, losses, claims, contribution claims, liabilities, fines, penalties, damages, response costs, remedial action costs, clean-up costs and expenses (including interest which may be imposed in connection therewith and court costs and fees and reasonable disbursements of counsel) (hereinafter referred to as "Claims") arising out of or with respect to:

              a. any liabilities or obligations of the Seller other than the Assumed Liabilities;

              b. any material breach of any of the representations, warranties, covenants or agreements made by the Seller in this Agreement or in any other agreement or certificate executed and delivered by the Seller pursuant hereto; and

              c. any claim, suit or litigation resulting from any matter indemnified under this Section 10.1.

         10.2 Indemnification by Buyer. The Buyer hereby covenants and agrees with the Seller that it shall indemnify the Seller and its directors, officers, and successors, heirs and legal representatives, and hold them harmless from, against and in respect of any and all Claims, arising out of or with respect to:

              a. the operation of the Business or the Assets by the Buyer or its successors, assigns or transferees on and following the Closing Date;

              b. the Buyer's assuming and agreeing to pay, perform and discharge the obligations of the Seller related to future performance to be discharged or performed after the Closing Date under the Assumed Liabilities;

              c. any breach of any of the representations, warranties, covenants or agreements made by the Buyer in this Agreement or in any other agreement or certificate executed and delivered by Buyer pursuant hereto; and

              d. any claim, suit or litigation resulting from any matter indemnified under this Section 10.2.

         10.3 Limits. No claim for indemnification may be made by any party hereto except to the extent the aggregate amount of such Claims by such party exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Basket") and the aggregate Claims indemnified against shall not exceed twenty-five percent (25%) of the adjusted Purchase Price (the "Cap"). The foregoing

Basket and Cap shall not apply to any Claim by Seller for indemnification from Buyer with respect to (i) Buyer's failure to timely perform and discharge the Assumed Liabilities and (ii) any payment or indemnification due Seller pursuant to Sections 3.2, 3.3, 7.6, 7.8, 7.10 (with respect to any lease entered into under such Section) and 10.2(b). The foregoing Basket and Cap shall not apply to any Claim by Buyer for indemnification from Seller pursuant to Section 3.2 or with respect to obligations and liabilities of the Business that are not Assumed Liabilities. No claim for indemnification shall be made (i) by either party for indirect, special, consequential or punitive damages or (ii) by Buyer for any breach of any representation, warranty or covenant of this Agreement of which Buyer has knowledge prior to the Closing as a result of its due diligence investigation or otherwise.

         10.4 Upon the assertion by any third party of a claim that may give rise to a right to indemnification Section 10.1 or Section 10.2, the party indemnified (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing of the existence of such claim. Upon written notification to the Indemnified Party delivered within seven (7) days after receipt of notice from the Indemnified Party of the assertion of any such claim, the Indemnifying Party may undertake the defense, compromise or settlement of such claim, provided that:

              (a) the Indemnifying Party shall timely provide to the Indemnified Party all information with respect to such defense, compromise or settlement as such Indemnified Party may request;

              (b) such Indemnifying Party shall not assume any position or take any action in connection with such defense, compromise or settlement that would impose an obligation on the Indemnified Party, it being understood that such Indemnifying Party would be acting solely on its own behalf, for its own account and at its own risk.

         In the event that such Indemnifying Party does not undertake the defense, compromise or settlement of such claim as provided in the foregoing, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such claim on behalf of, for the account of, and at the risk of the Indemnifying Party. The Indemnified Party shall, however, notify the Indemnifying Party of any compromise or settlement of any such claim.

         10.5 Exclusive Remedy. The indemnification set forth in this Article X shall be the sole and exclusive remedy of the parties against the other for breach of the representations, warranties and covenants of this Agreement and any Agreement or document executed in connection herewith.

         10.6 Insurance and Taxes. Any claim for indemnification hereunder shall be reduced by any insurance payment to be received by the party claiming indemnification and any net tax benefit to be realized by such indemnity with respect to the matter for which indemnification is sought.

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


                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned:

              a. by the mutual written consent of all of the parties hereto at any time prior to the Closing;

              b. by the Buyer in the event of a material breach by the Seller of any provision of this Agreement, which breach is not remedied within ten (10) days after receipt of notice thereof (or if earlier, the Drop Dead Date);

              c. by the Seller in the event of a material breach by the Buyer of any provision of this Agreement, which breach is not remedied within ten (10) days after receipt of notice thereof (or if earlier, the Drop Dead Date);

              d. by either party if the Closing does not occur on or before January 31, 1999 (the "Drop Dead Date"); provided that neither party will be entitled to terminate this agreement pursuant to this Section 11.1d if such person's willful breach of this agreement has prevented satisfaction of the conditions or consummation of the transactions contemplated hereby at or prior to such time.

         In the event this Agreement is terminated, no party shall have any obligation or liability to the other party for the transactions contemplated herein or for breach of any representation, warranty or covenant of this Agreement or any document executed in connection herewith, except for the provisions which survive pursuant to the next paragraph hereof.

         The provisions set forth in Article IX and Sections 7.12, 12.1, 12.6 and 12.8 shall survive any termination.

         11.2 Risk of Loss. The risk of loss to the Assets and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of the Seller until the time of the Closing.


                                   ARTICLE XII
                                     GENERAL

         12.1 Expenses. The Buyer and the Seller shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts.

         12.2 Survival of Representations and Warranties. The representations, warranties in this Agreement and in any ancillary certificate or document shall survive the Closing for a period of two (2) years from the Closing Date, except the representations and warranties contained in

Sections 5.2, 5.5, 5.12, 5.28(a), 5.29(f), 6.2 and 6.6 which shall survive for the period of the applicable statute of limitations. All covenants shall survive the Closing for the applicable statute of limitations.

         12.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representation, warranty, covenant or agreement contained in this Agreement related to such waiver.

         12.4 Binding Effect; Benefits; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, heirs and legal representatives. Except as otherwise set forth herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. No party may assign its rights hereunder without the consent of the other party except in connection with the sale of substantially all of such party's assets, and except that Buyer shall be permitted to assign this agreement to a wholly-owned subsidiary so long as such subsidiary assumes the obligations of Buyer under this Agreement and makes the representations and warranties set forth in Article VI and Buyer unconditionally guarantees the obligations of the subsidiary under this Agreement and the documents executed in connection therewith at the Closing.

         12.5 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile or three (3) days after deposit by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:


If to the Seller, to:         Quadion Corporation
                              3630 Wooddale Avenue
                              Minneapolis, MN 55440
                              Attention:  Robert W. Carlson, Jr.
                              Fax:(612) 927-1422



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

With a copy to:               Leonard, Street and Deinard, P.A.
                              150 South Fifth Street, Suite 2300
                              Minneapolis, MN 55402
                              Attention:  Morris M. Sherman, Esq.
                              Fax: (612) 335-1657

If to the Buyer, to:          Intermet Corporation
                              5445 Corporate Drive
                              Suite 200
                              Troy, MI 48098-2883
                              Attention:  Alan J. Miller, General Counsel
                              Fax: (248) 952-2512

or to such other address or facsimile number as such party shall have specified by notice to the other party hereto.

         12.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally. No representations or warranties, express or implied, are made with respect to the Business, Division, Seller, or the Assets except as expressly set forth herein.

         12.7 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         12.8 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the state of Minnesota, without giving effect to the choice of law principles thereof.

         12.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

         12.10 Severability. The invalidity of all or any part of any representation, warranty, covenant or indemnification Section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such Section. If any representation, warranty, covenant or indemnification Section of this Agreement or portion thereof is so broad as to be unenforceable, it shall be interpreted to be only so broad as is enforceable.

         12.11 Press Releases. Neither Seller nor Buyer shall, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as required by law or the regulation of any stock exchange (but each party shall still endeavor to allow the other party reasonable opportunity to review and comment to the extent feasible).

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

         12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. However, in making proof hereof it shall be necessary to produce only one copy hereof signed by the party to be charged. Signature pages delivered by facsimile to this Agreement or any document delivered in connection herewith or at the Closing shall be binding to the same extent as an original.










                          [Remainder of page is blank.]














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





         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized on the date first above written.


SELLER:                                     BUYER:

QUADION CORPORATION                         INTERMET CORPORATION



By:                                         By:
   ---------------------------------           --------------------------------
   Its:                                        Its:
       -----------------------------               ----------------------------















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